Exhibit 23.6

CONSENT OF DAVE DE YANG

Pursuant to Rule 438 under the Securities Act of 1933, the undersigned Dave De Yang consents to be named in the Registration Statement on Form F-4 of Sohu.com Limited, and in all amendments and supplements thereto, as a proposed member of the board of directors and of the audit committee of the board of directors of Sohu.com Limited.

Date: April 2, 2018	/s/ Dave De Yang
Name: Dave De Yang